MID-AMERICA APARTMENT COMMUNITIES, INC.

A self-managed equity REIT

PRESS RELEASE

FROM:	SIMON R.C. WADSWORTH
SUBJECT:	MID-AMERICA ANNOUNCES FIRST QUARTER RESULTS
DATE:	MAY 5, 2005

Memphis, TN, Mid-America Apartment Communities, Inc. (NYSE: MAA) (the “Company”) reported net income available for common shareholders for the quarter ended March 31, 2005 of $613,000 or $0.03 per common share, as compared to $1,349,000 or $0.07 per common share for the same quarter a year ago. Prior year results included a gain from insurance proceeds, net of asset write-downs, of $1,628,000. Funds from Operations (“FFO”), the widely accepted measure of performance for real estate investment trusts, increased by 3.9% on a per share/unit basis during the first quarter as compared to prior year. FFO was $18,741,000 or $0.79 per share/unit for the first quarter ended March 31, 2005, as compared to $17,491,000 or $0.76 per share/unit for the same quarter a year ago. The first quarter FFO per share/unit result is at the top end of the increased guidance provided on April 19th and $0.04 per share/unit ahead of First Call’s estimate prior to the Company issuing revised FFO guidance. A reconciliation of FFO to net income and an expanded discussion of the components of FFO can be found later in this release.

Highlights for the quarter were:

•	FFO for the first quarter of 2005 represents the second consecutive quarter the Company has set a new record high FFO per share/unit result.
•	On a sequential basis, same store net operating income was up a very solid 3.3%. Excluding the impact of straight-lining concessions, same store net operating income increased 3.6%.
•	Average same store physical occupancy for the first quarter was 93.4%, an increase from 93.1% for the same period of the prior year.
•	Rent growth continues to show steady recovery with same store average rent per unit up 0.9% from the end of the first quarter in 2004.
•	The Company completed the successful acquisition of two new properties in the Atlanta, GA metro market.
•	The Company has signed contracts to close out its first joint venture, and expects to receive a promote fee in the 2nd quarter, adding approximately 18 cents per share/unit to FFO.

Eric Bolton, Chairman and CEO said, “Operating results for the quarter support our continued belief that we are in the early stage of recovery for the apartment business. We remain confident that Mid-America is in a strong position to capture steadily improving results over the course of this year. Our properties are in terrific shape and well positioned for recovering market conditions. Upgrades made to our operating systems last year are just now beginning to make an impact and we are very optimistic about opportunities to capture more aggressive pricing performance and improved efficiencies from our properties. The shifts we have completed to date in our three-tier market allocation of the portfolio also better position the Company for more robust performance as leasing conditions improve.

“The environment for acquiring properties on a basis that meet our strict investment hurdles and established guidelines remains very challenging. We continue to believe, however, that we will be successful in capturing additional new growth this year on a basis that is fully aligned with our discipline of growth that is accretive to current shareholders’ value. ”

Simon Wadsworth, Executive Vice-President and CFO said, “We reported first quarter FFO 5 cents per share/unit greater than the mid-point of our original forecast mainly due to stronger revenues and also lower interest expense than planned. As anticipated, we sold Eastview, one of our original IPO assets, on April 1st for $9.2 million. Our joint venture has definitive contracts to sell two properties, which we anticipate will close in the second quarter. While the completion of these sales is not certain, at this point they seem very likely to occur, generating approximately 18 cents per share/unit of FFO from a promote fee. Including this, our 2nd quarter FFO is forecast to be in the range of 93 cents to $1.00 per share/unit, up from 77 to 82 cents. Our FFO forecast for the third quarter has been adjusted to a range of 71 to 77 cents, and to 69 to 75 cents for the fourth quarter, including the loss of income from the sale of the joint venture properties and a 2-cent refinancing charge in the 4th quarter. On a full year basis, FFO in the range $3.16 to $3.26, an increase from original guidance of $3.00 to $3.10, now seems probable, assuming that the joint venture promote fee is received as anticipated.”

Supplemental data to this release can be found on the investors page of our web site at www.maac.net. The Company will host a conference call to further discuss first quarter results on Friday, May 6, 2005 at 9:15 AM Central Time. The conference call-in number is 866-244-4518 and the moderator’s name is Eric Bolton.

MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 38,129 apartment units throughout the southeast and south central U.S. For further details, please refer to our website at www.maac.net or contact Simon R. C. Wadsworth at (901) 682-6668, ext. 105. 6584 Poplar Ave., Suite 300, Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated market conditions, anticipated acquisitions, redevelopment opportunities, and property financing. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, shortage of acceptable property acquisition candidates, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands except per share data)

	Three months ended
	March 31,
	2005	2004
Property revenues	$ 71,323	$ 65,356
Management and fee income, net	118	145
Property operating expenses	(29,374)	(27,031)
Depreciation	(18,049)	(17,006)
Property management expenses	(2,792)	(2,553)
General and administrative	(2,672)	(2,371)
Income from continuing operations before non-operating items	18,554	16,540
Interest and other non-property income	157	143
Interest expense	(13,732)	(12,341)
Gain (loss) on debt extinguishment	(4)	82
Amortization of deferred financing costs	(460)	(460)
Minority interest in operating partnership income	(260)	(420)
Gain (loss) from investments in unconsolidated entities	318	(41)
Net gain on insurance and other settlement proceeds	7	1,628
Income from continuing operations	4,580	5,131
Discontinued operations:
Loss from discontinued operations	(135)	(76)
Asset impairment of discontinued operations	(94)	-
Net loss on insurance and other settlement proceeds of
discontinued operations	(25)	-
Net income	4,326	5,055
Preferred dividend distribution	(3,713)	(3,706)
Net income available for common shareholders	$ 613	$ 1,349
Weighted average common shares - Diluted	21,212	20,365
Net income per share available for common shareholders	$ 0.03	$ 0.07

FUNDS FROM OPERATIONS (in thousands except per share data)

Net income	$ 4,326	$ 5,055
Addback: Depreciation of real estate assets	17,718	16,672
Subtract: Net gain on insurance and other settlement proceeds	7	1,628
Subtract: Net loss on insurance and other settlement proceeds
of discontinued operations	(25)	-
Addback: Depreciation of real estate assets
of discontinued operations (1)	-	227
Addback: Depreciation of real estate assets
of unconsolidated entities	132	451
Subtract: Preferred dividend distribution	3,713	3,706
Addback: Minority interest in operating partnership income	260	420
Funds from operations	18,741	17,491
Recurring capex	(2,805)	(2,588)
Adjusted funds from operations	$ 15,936	$ 14,903
Weighted average common shares and units - Diluted	23,845	23,044
Funds from operations per share and unit - Diluted	$ 0.79	$ 0.76
Adjusted funds from operations per share and unit - Diluted	$ 0.67	$ 0.65
(1) Amounts represent depreciation taken before communities classified as discontinued operations.

NON-GAAP FINANCIAL DEFINITIONS

Funds From Operations (FFO)
FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, minority interest in Operating Partnership income, gain on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis. This definition of FFO is in accordance with the National Association of Real Estate Investment Trust's definition.

Disposition of real estate assets includes sales of discontinued operations as well as proceeds received from insurance and other settlements from property damage.

Our calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income.

The Company believes that FFO is helpful in understanding the Company's operating performance in that FFO excludes depreciation expense of real estate assets. The Company believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

While the Company has included the amount charged to retire preferred stock in excess of carrying values in its FFO calculation in response to the SEC's Staff Policy Statement relating to EITF Topic D-42 concerning the calculation of earnings per share for the redemption of preferred stock, the Company believes that FFO before amount charged to retire preferred stock in excess of carrying values is also an important measure of operating performance as the amount charged to retire preferred stock in excess of carrying values is a non-cash adjustment representing issuance costs in prior periods for preferred stock.

Adjusted Funds From Operations (AFFO)
For purposes of these computations, AFFO is composed of FFO less recurring capital expenditures.
As an owner and operator of real estate, we consider AFFO to be an important measure of performance from core operations because AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)
For purposes of these computations, EBITDA is composed of net income before net gain on discontinued
operations and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, and amortization of deferred financing costs. EBITDA is a non-GAAP financial measure we use as a performance measure. As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.